EXHIBIT 10.1

NOBLE ENERGY, INC.
RETIREMENT RESTORATION PLAN

THIS RETIREMENT RESTORATION PLAN, made and executed at Houston, Texas, by NOBLE ENERGY, INC., a Delaware corporation (the “Company”),

WITNESSETH THAT:

WHEREAS, the Company heretofore established the Restoration of Retirement Income Plan for Certain Participants in the Noble Affiliates Retirement Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and its participating affiliates; and

WHEREAS, the Company amended and restated the Restoration of Retirement Income Plan for Certain Participants in the Noble Affiliates Retirement Plan effective as of December 1, 2007, to change its name to the “Noble Energy, Inc. Retirement Restoration Plan” and to make certain changes designed to comply with the requirements of Internal Revenue Code section 409A;

WHEREAS, the Company now desires to amend and restate the Noble Energy, Inc. Retirement Restoration Plan effective as of January 1, 2009, to make certain additional changes;

NOW, THEREFORE, in consideration of the premises and pursuant to the provisions of Section 7 of thereof, the Noble Energy, Inc. Retirement Restoration Plan as in effect on December 31, 2008, is hereby amended by restatement in its entirety effective as of January 1, 2009, to read as follows:

Section 1.  Definitions.  Unless the context clearly indicates otherwise, when used in this Plan:

(a)           “Affiliated Company” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treas. Reg. section 1.414(c)-2.

(b)           A “Change in Control” shall be deemed to have occurred if:

(1)          individuals who, as of December 1, 2007, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least fifty-one percent (51%) of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(2)           the stockholders of the Company shall approve a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

(3)           the stockholders of the Company shall approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or

(4)           any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate twenty-five percent (25%) or more of either (A) the then outstanding shares of common stock, par value $3.33-1/3 per share, of the Company (“Common Stock”) or (B) the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company.  Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.

Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of subparagraph (4) of this Plan Section 1(b) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Company shall be deemed to have occurred for purposes subparagraph (4) of this Plan Section 1(b).

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Committee” means the Company’s Employee Benefits Committee.

(e)           “Company” means Noble Energy, Inc., a Delaware corporation.

(f)           “Compensation Committee” means the Compensation, Benefits and Stock Option Committee of the Board of Directors of the Company.

(g)           “Employer” includes the Company and any other Affiliated Company that has adopted both the Retirement Plan and this Plan.

(h)           “Participant” means an individual who (i) is or was a participant in the Retirement Plan, and (ii) satisfies one or more of the following requirements:  (1) was a participant in this Plan on December 31, 2008, (2) is or was a participant in the Noble Energy, Inc. Deferred Compensation Plan (or its predecessor plan) or the Noble Energy, Inc. 2005 Deferred Compensation Plan, or (3) has his or her pension or pension-related benefits under the Retirement Plan limited by the provisions imposed by the Retirement Plan in order to comply with the maximum compensation limitation requirement of Code section 401(a)(17) or the maximum benefit limitation requirement of Code section 415.

(i)           “Payment Date” means (i) with respect to a Participant described in Section 6(a) of the Plan, a date determined by the Committee that is no later than ninety (90) days after the date of such Participant’s death, (ii) with respect to a Participant described in Section 6(b)(i) or Section 6(c)(i) of the Plan, a date determined by the Committee that is no later than ninety (90) days after the earlier of the date of such Participant’s death or the time of payment elected by such Participant in such election, (iii) with respect to a Participant described in Section 6(b)(ii), or a Participant described in Section 6(c)(ii) whose Separation from Service occurs after attaining the age of sixty-five (65) years, a date determined by the Committee that is no later than ninety (90) days after the date of such Participant’s Separation from Service for a reason other than death, and (iv) with respect to a Participant described in Section 6(c)(ii) whose Separation from Service occurs prior to attaining the age of sixty-five (65) years, a date determined by the Committee that is no later than ninety (90) days after the earlier of the date of such Participant’s death or the date such Participant attains the age of sixty-five (65) years.  The foregoing provisions of this paragraph (j) to the contrary notwithstanding, the Payment Date that would otherwise apply with respect to a benefit to be paid or commence being paid under this Plan to a Participant who is a Specified Employee on the date of his or her Separation from Service for a reason other than death shall be postponed to the earlier of (v) the first day of the seventh month beginning after the date of such Participant’s Separation from Service, or (vi) a date determined by the Committee that is no later than ninety (90) days after the date of such Participant’s death following his or her Separation from Service.

(j)           “Plan” means this Noble Energy, Inc. Retirement Restoration Plan as in effect from time to time.

(k)           “Retirement Plan” means the Noble Energy, Inc. Retirement Plan as in effect from time to time.

(l)           “Separation from Service” means, with respect to a Participant, such Participant’s separation from service (within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each Affiliated Company.  For this purpose, with respect to services as an employee, an employee’s Separation from Service shall occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

(m)           “Specified Employee” means a Participant who is a specified employee within the meaning of Code section 409A(a)(2) and the regulations and other guidance promulgated thereunder. Each Specified Employee will be identified by the Compensation Committee as of each December 31, using such definition of compensation permissible under Treas. Reg. section 1.409A-1(i)(2) as the Compensation Committee shall determine in its discretion, and each Specified Employee so identified shall be treated as a Specified Employee for the purposes of this Plan for the entire 12-month period beginning on the April 1 following a December 31 Specified Employee identification date.

Section 2.  Nature of Plan.  This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and does not qualify under the provisions of Code section 401.

Section 3.  Plan Administration.  This Plan shall be administered by the Employee Benefits Committee appointed to administer the Retirement Plan.  The Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan, including without limitation, authority to determine eligibility for benefits under this Plan.  The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting.  The Committee may adopt such rules and procedures for the administration of this Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts.  Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action.  The members of the Committee shall have no liability for any action taken or omitted in good faith in connection with the administration of this Plan.  The Employers shall indemnify, defend and hold harmless each member of the Committee and each director, officer and employee of an Employer against any claim, cost, expense (including attorneys’ fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as a member of the Committee or any other act or omission to act relating to this Plan, except in the case of such person’s fraud or willful misconduct.

Section 4.  Plan Benefit.  A Participant’s benefit under this Plan shall be actuarially equivalent to the excess, if any, of:

(a)           the value of the benefit that would have been payable to or with respect to such Participant under the Retirement Plan if (i) the provisions of the Retirement Plan were administered without regard to (1) the maximum amount of compensation limitation imposed under the Retirement Plan in order to comply with Code section 401(a)(17), and (2) the maximum amount of retirement income limitation imposed under the Retirement Plan in order to comply with Code section 415, and (ii) no salary or bonus otherwise payable to such Participant had been deferred by such Participant under the Noble Energy, Inc. Deferred Compensation Plan (or its predecessor plan), over

(b)           the value of the benefit that actually is or was accrued with respect to such Participant under the provisions of the Retirement Plan.

For purposes of this Plan, the value of benefits and the amounts payable under alternative forms of benefits shall be determined using the actuarial assumptions being used under the Retirement Plan for such purposes.

Section 5. Vesting of Plan Benefit.  A Participant’s benefit under this Plan shall become vested and nonforfeitable upon the first to occur of (i) such Participant’s Initial Vesting Date (as defined in the Retirement Plan), or (ii) such Participant’s Separation from Service by reason of his or her death.  If a Participant’s Separation from Service occurs prior to his or her Initial Vesting Date for a reason other than his or her death, such Participant’s benefit under this Plan shall be forfeited and no benefit shall be payable to or with respect to such Participant pursuant to this Plan.

Section 6.  Time and Form of Benefit Payment.  A Participant’s benefit under this Plan that has become vested and nonforfeitable shall become payable to or with respect to such Participant upon the first to occur of such Participant’s death or Separation from Service for a reason other than death, and shall be paid in cash as follows:

(a)           for a Participant whose benefit under this Plan becomes payable by reason of his or her death, the value of such benefit as of such Participant’s Payment Date shall be paid on such Payment Date to such Participant’s beneficiary or beneficiaries (determined under the provisions of the Plan) in a single lump sum payment.

(b)           for a Participant whose benefit under this Plan becomes payable by reason of his or her Separation from Service for a reason other than death and who either (i) elected prior to January 1, 2008, to receive his or her benefit under this Plan in the form of a single lump sum payment, or (ii) became a Participant after December 31, 2007, the value of such benefit as of such Participant’s Payment Date shall be paid on such Payment Date to such Participant (or, in the event of such Participant’s death prior to his or her Payment Date, to his or her beneficiary or beneficiaries determined under the provisions of the Plan) in a single lump sum payment.

(c)           for a Participant whose benefit under this Plan becomes payable by reason of his or her Separation from Service for a reason other than death and who either (i) elected prior to January 1, 2008, to receive his or her benefit under this Plan in the form of an annuity, or (ii) was a Participant prior to January 1, 2008, but failed to make a time and form of payment election under the Plan prior to January 1, 2008, the value of such benefit as of such Participant’s Payment Date shall commence being paid on such Payment Date to such Participant in the form of such annuity that (1) is available as a form of annuity distribution under the provisions of the Retirement Plan, and (2) satisfies the requirements to be a “life annuity” within the meaning of Treas. Reg. section 1.409A-2(b)(2)(ii) and other applicable guidance issued by the Internal Revenue Service.  Such annuity shall be elected by such Participant in accordance with such election procedures as may be established by the Committee from time to time, and shall commence in payment on such Participant’s Payment Date.  If a Participant fails to timely elect his or her form of annuity payment in accordance with the election procedures established by the Committee, the benefit payable to such Participant shall be paid in the form of the following annuity that satisfies the requirements of this paragraph (d) and commences in payment on such Participant’s Payment Date:  (1) for a Participant who is married on his or her Payment Date, in the form of a joint and 50 percent (50%) survivor annuity providing for the payment of a level monthly income to the Participant for life, and in the event the spouse to whom such Participant was married on his or her Payment Date survives such Participant, then upon the death of such Participant a monthly income equal to 50 percent (50%) of the monthly income that was being paid to such Participant during his or her life will be paid to such Participant’s surviving spouse for his or her life, and (2) for a Participant who is not married on his or her Payment Date, in the form of a single life annuity providing for the payment of a level monthly income to such Participant for life, and in the event such Participant dies before he or she has received payments for a period of ten (10) years, the same monthly benefit that was payable to such Participant shall be paid for the remainder of such ten-year period to such Participant’s beneficiary (or in equal shares to his or her beneficiaries) determined under the provisions of the Plan.  If a Participant to whom this paragraph (d) applies dies after his or her Separation from Service and prior to his or her Payment Date, the value of the benefit that would have been payable to or with respect to such Participant if he or she were living on his or her Payment Date shall be paid on such Payment Date to such Participant’s beneficiary or beneficiaries (determined under the provisions of the Plan) in a single lump sum payment.

The amount of the benefit to be paid to or with respect to a Participant pursuant to this Plan Section 6 shall be determined at the time such benefit is to be paid or commence being paid under the provisions of this Plan Section 6.  The payment to a Participant or a beneficiary of a deceased Participant of the amount or amounts payable to such Participant or beneficiary pursuant to this Plan Section 6 shall fully satisfy and discharge all of the obligations and liabilities of the Employers to pay benefits to such Participant or beneficiary pursuant to this Plan.

Section 7.  Designation of Beneficiaries.  Any amount payable under this Plan with respect to a Participant who dies prior to his or her Payment Date shall be paid when otherwise due hereunder to the beneficiary or beneficiaries designated by such Participant.  Such designation of beneficiary or beneficiaries shall be made in writing on a form prescribed by the Committee and, when filed with or as directed by the Committee, shall become effective and remain in effect until changed by such Participant by the filing of a new beneficiary designation form with the Committee.  If a Participant fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who predecease the Participant, any remaining amount payable under this Plan shall be paid when otherwise due hereunder to such Participant’s surviving spouse, if any but if none, then to the Participant’s estate.

Section 8.  Source of Benefits.  All benefits payable under this Plan to or with respect to a Participant who was an employee of an Employer shall be paid from the general assets of such Employer.  If the benefits payable to or with respect to a Participant under this Plan are attributable to periods of employment with more than one Employer, the amount payable to or with respect to such Participant shall be apportioned among and paid by the Employers who employed such Participant in such proportions as shall be determined by the Committee in its absolute discretion.  No provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant to any Participant or beneficiary of a Participant any property right or beneficial ownership interest of any kind in the assets of an Employer.  To the extent that any Participant or beneficiary of a Participant acquires a right to receive payments from an Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer.

Section 9.  Amendment and Termination.  The Board of Directors of the Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer’s participation hereunder; provided, however, that (i) no such amendment or termination shall, without the written consent of the affected Participant or beneficiary of a deceased Participant, (1) reduce an Employer’s obligation for the payment of the benefits accrued under this Plan with respect to such Participant as of the date of such amendment or termination (such benefits to be determined as if the Retirement Plan had terminated on such date), or further defer the dates for the payment of such benefits, or (2) accelerate the time for the payment of the benefits accrued under this Plan with respect to such Participant in a manner that subjects such benefits to the tax imposed under Code section 409A, and (ii) for a period of two (2) years following a Change in Control, no amendment or termination of this Plan shall become effective with respect to a Participant or beneficiary of a deceased Participant without the prior written consent of such Participant or beneficiary.  Any amendment to or termination of this Plan shall be made by or pursuant to a resolution duly adopted by the Board of Directors of the Company, and shall be evidenced by such resolution or by a written instrument executed by such person as the Board of Directors of the Company shall authorize for such purpose.

Section 10.  Spendthrift Provision.  No right or interest under this Plan of a Participant or beneficiary of a Participant may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Code section 414(p)), and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Participant or beneficiary.

Section 11.  Employment Noncontractual.  The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant’s employment with an Employer, and such Employer may terminate the employment of such Participant as freely and with the same effect as if this Plan had not been established.

Section 12.  Adoption by Other Employers.  This Plan may be adopted by any Employer participating in the Retirement Plan, such adoption to be effective as of the date specified by such Employer at the time of adoption.

Section 13.  Forfeiture for Dishonesty.  If a Participant’s employment with an Employer is terminated because of dishonest conduct injurious to such Employer, or if dishonest conduct injurious to an Employer is committed by a Participant employed by an Employer and such conduct is discovered by such Employer during the lifetime of such Participant and within one (1) year after his or her employment with such Employer terminated or within one (1) year after his or her election to receive or commence receiving benefits under the Retirement Plan, (i) no benefit shall be payable under this Plan to or with respect to such Participant, and (ii) such Participant shall repay to each Employer the amount of any benefit paid by such Employer to such Participant pursuant to this Plan, with interest at such reasonable rate as shall be specified by the Committee.  A determination by the Committee that a Participant has engaged in dishonest conduct injurious to an Employer shall be made by the Committee only after a full investigation of such alleged dishonest conduct and an opportunity has been given to such Participant to appear before the Committee to present his or her case.  A determination made by the Committee that a Participant has engaged in dishonest conduct injurious to an Employer shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such determination.

Section 14.  Claims Procedure.  If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee.  Within sixty (60) days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit.  Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within sixty (60) days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial.  Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed.  The final decision of the Committee with respect to the claim being reviewed shall be made within sixty days following the hearing thereon, and the Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based.  The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

Section 15.  Tax Withholding.  An Employer making a payment to or with respect to a Participant pursuant to this Plan shall withhold from any such payment, and shall remit to the appropriate governmental authority, any income, employment or other tax such Employer is required by applicable law to so withhold from and remit on behalf of the payee.

Section 16.  Special Distributions.  Any provision of this Plan to the contrary notwithstanding, the Committee in its absolute discretion may direct an Employer to accelerate the time for the making of a payment under this Plan to or with respect to a Participant to the extent that such acceleration is a permitted exception under Treas. Reg. section 1.409A-3(j)(4) (or other applicable guidance issued by the Internal Revenue Service) that does not subject such accelerated payment to the tax imposed by Code section 409A.

    Section 17.  409A Transition Period Election.  Subject to such conditions, limitations and procedures as the Committee may prescribe, on or before December 31, 2007, a Participant may make a time and form of payment election for the payment of the benefit, if any, that may become payable to such Participant under the Plan, provided that such election complies with the transition relief requirements for the making of such an election as promulgated by the Internal Revenue Service in Notice 2007-86 (and any other applicable guidance issued by the Internal Revenue Service).

Section 18.  Compliance with Code Section 409A.  The compensation payable by an Employer to a Participant or beneficiary of a deceased Participant pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Code section 409A, and this Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent.

Section 19.  Pre-Restatement Benefit Payments.  A Plan annuity benefit that commenced being paid to or with respect to a Participant prior to December 1, 2007, shall continue to be paid to or with respect to such Participant pursuant to this Plan.

Section 20.  Applicable Law.  This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.

IN WITNESS WHEREOF, this Plan has been executed by the Company on behalf of all Employers on this 11th day of December, 2008, to be effective as of January 1, 2009.

NOBLE ENERGY, INC.

By: /s/ Charles D. Davidson
Name: Charles D. Davidson
Title: President and Chief Executive Officer